Exhibit 99

For Immediate Release
Wright Investors’ Service Holdings, Inc. Reports Results for the Year Ended December 31, 2017

Greenwich, CT, March 26, 2018 -- Wright Investors’ Service Holdings, Inc.  (OTC Markets: WISH) announced today revenue of $5,412,000 for the year ended December 31, 2017, compared to $5,711,000 of revenue reported for the year ended December 31, 2016.  The net loss was $(1,290,000) for the year ended December 31, 2017, $(0.07) per basic and diluted share, compared to a net loss of $(2,132,000), $(0.11) per basic and diluted share, for the year ended December 31, 2016.

For the year ended December 31, 2017, Adjusted EBITDA of the operating segment, before corporate expenses, equity compensation expense, software implementation costs, relocation and severance costs, and share of loss from Investment in LLC, was $954,000 as compared to $785,000 for the year ended December 31, 2016, resulting in a 22% improvement in 2017 as compared to 2016.

Mr. Harvey Eisen, Chairman and Chief Executive Officer stated that “Our operating results have continued to improve due to reduced operating costs. We are committed to our goal of increasing assets under management in all of our business channels and will continue to identify new operating efficiencies and opportunities to invest in revenue generating activities as well as working to improve our operating results.”

Wright Investors’ Service Holdings, Inc. through its wholly-owned subsidiary Wright Investors’ Service, Inc. is an investment management and financial advisory firm that is known for its disciplined and quality focus.  For more than 50 years, Wright has used well-defined and sophisticated investment strategies to help institutions, plan sponsors, bank trust departments, trust companies and individual investors achieve their financial objectives through a sensible approach to managing assets that balances risk and return.  At the center of Wright’s investment process is the Wright Investment Committee.  The Committee consists of a select group of senior investment professionals who are supported by an experienced staff. Founded as a research organization in 1960, Wright develops and publishes investment research reports on over 35,000 companies worldwide along with its established investment commentaries on the economy and investment markets.

Forward-Look Statements

This press release contains “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995 that involve significant risks and uncertainties.  All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including statements regarding the Company’s long-term growth prospects. Forward-looking information may be identified by such forward-looking terminology as “anticipate,” “believe,” “may,” “will,” and similar terms or variations of such terms.  These forward-looking statements involve significant risks and uncertainties, as well as assumptions that if they do not fully materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements.  Additional information on these and other risks, uncertainties and factors is included in Wright’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other documents filed by the Company with the SEC. You are urged to consider all such risks and uncertainties.  In light of the uncertainty inherent in such forward-looking statements, you should not consider their inclusion to be a representation that such forward-looking matters will be achieved.  All forward-looking statements in this press release are based on information available to us as of the date hereof, and we assume no obligation to, and do not plan to, update any such forward-looking statements, other than as required by law.

Contact:
Wright Investors’ Service Holdings, Inc.
Ira J. Sobotko
Vice President and Chief Financial Officer
914-242-5778

Tables Follow:

WRIGHT INVESTORS’ SERVICE HOLDINGS, INC.
 Non- GAAP Reconciliation- EBITDA and Adjusted EBITDA
(in thousands)
(unaudited)

	Year ended December 31,

	2017	2016
Loss from operations	$(1,290)	$(2,132)
Interest expense and other, net	96	100
Income tax (benefit) expense	(96)	54
Depreciation and amortization	433	643
EBITDA	(857)	(1,335)

Equity based compensation	218	229
Software implementation costs	38	-
Share of loss from Investment in LLC	-	294
Relocation and severance costs	-	99
Adjusted EBITDA	$(601)	$(713)

EBITDA is a widely used non-GAAP financial measure of operating performance. It is presented as supplemental information that the Company believes is useful to investors to evaluate its results because it excludes certain items that are not directly related to the Company’s core operating performance. EBITDA is calculated by adding back net interest expense, income tax expense, and depreciation and amortization to net income. EBITDA should not be considered as a substitute either for net income, as an indicator of the Company’s operating performance, or cash flow, or as a measure of the Company’s liquidity. In addition, because EBITDA may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. Adjusted EBITDA is calculated as EBITDA prior to non-cash stock compensation expense and non-recurring items shown above.

The Company through its wholly-owned subsidiary has one operating segment which is engaged in the investment management and financial advisory business and derives its revenue from investment management services, other investment advisory services and financial research. The Company’s corporate operations are not considered an operating segment and the Company does not allocate corporate expense for management and administrative services or income and expense related to other corporate activity to its operating segment to measure its operations.  The Company’s management utilizes adjusted EBITDA to measure segment performance.

Following is a reconciliation of adjusted EBITDA of the operating segment to loss from continuing operations before income taxes (in thousands):

	Year ended December 31,
	2017	2016
Adjusted EBITDA of operating segment	$954	$785

Other operating expenses:
Corporate	(1,555)	(1,498)
Depreciation and amortization	(433)	(643)
Equity based compensation	(218)	(229)
Software implementation costs	(38)	-
Relocation and severance costs	-	(99)

Operating loss	(1,290)	(1,684)

Non- operating income (expense):
Interest expense and other, net	(96)	(100)
Share of loss from Investment in LLC	-	(294)

Loss from operations before income taxes	$(1,386)	$(2,078)

Following is a summary of the Company's total assets (in thousands):

	December 31,
	2017	2016
Operating segment	$6,160	$6,224
Corporate (1)	6,286	7,431
	$12,446	$13,655

(1) Consists principally of cash and cash equivalents

WRIGHT INVESTORS' SERVICE HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Years Ended December 31,
	2017	2016
Revenues
Investment management services	$2,213	$2,240
Other investment advisory services	2,387	2,765
Financial research and related data	812	706
	5,412	5,711
Expenses
Compensation and benefits	3,364	3,745
Other operating	3,338	3,650
	6,702	7,395

Operating loss	(1,290)	(1,684)

Share of loss from Investment in LLC	-	(294)
Interest expense and other, net	(96)	(100)

Loss from operations before income taxes	(1,386)	(2,078)

Income tax benefit (expense)	96	(54)
Net loss	$(1,290)	$(2,132)

Basic and diluted net loss per share	$(0.07)	$(0.11)